Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated August 11, 2009, relating to the 2009 consolidated financial statements of The Marcus Corporation and the effectiveness of The Marcus Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Marcus Corporation for the year ended May 28, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte &Touche LLP

Milwaukee, Wisconsin
August 11, 2009